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                                                                    Exhibit 10.5

                             MANAGEMENT AGREEMENT


     THIS AGREEMENT made as of the 21st day of August, 1998 by and between Coaxial Communications of Central Ohio, Inc., an Ohio corporation ("Central"),
                                                                    -------
and Insight Communications of Central Ohio, LLC, a Delaware limited liability company ( "Manager"). All capitalized terms used herein and not defined herein
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shall have the same meanings as set forth in the Contribution Agreement referred to below.

     WHEREAS, pursuant to that certain Contribution Agreement, dated as of June 30, 1998, as amended (the "Contribution Agreement"), between Central and Insight
                           ----------------------
Communications Company, L.P. ("Insight") (which has assigned all of its rights
                               -------
and obligations thereunder to Insight Holdings of Ohio LLC, a Delaware limited liability company ("Holdings")), Central has agreed to contribute to Manager
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substantially all of Central's assets used in connection with the ownership and operation of its cable television system in and around Columbus, Ohio (the

"System"); and
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     WHEREAS, Central has informed Insight and Holdings that the consents (the

"Consents") required to transfer to the Manager the franchises covering those
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portions of the System that are listed on Schedule A hereto (the "Retained
                                                                  --------
Assets") either will not be obtained prior to the Closing Date or have been
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obtained but will not become effective prior to the Closing Date; and

     WHEREAS, on the date hereof, Central has transferred to and conveyed to Manager all of the Assets of the System, other than the Retained Assets, pursuant to a Bill of Sale, General Assignment and Instrument of Assumption of Liabilities of even date herewith between Central and Manager (the "Conveyance")
                                                                    ----------
the terms of which provide that at such time as any Consent relating to any of the Retained Assets shall be obtained and become effective, the Retained Assets to which such Consent applies shall be automatically transferred by Central to Manager pursuant to the term of the Conveyance; and

     WHEREAS, Central and the Manager desire to enter into this Agreement and set forth their agreements whereby the Manager will operate and manage the Retained Assets, until such time as the Retained Assets are transferred and conveyed to Manager.

     NOW, THEREFORE, for the consideration herein stipulated, the parties hereby agree as follows:

          1.   Management of the Retained Assets
               ---------------------------------

          (a) From and after the date hereof, the parties shall cooperate with each other and shall continue to assist each other consistent with the Contribution Agreement in seeking the consent or approval of the applicable Governmental Authorities to the transfer of the Retained Assets to the Manager from Central.

          (b)  From and after the Closing Date,
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          (i) The Manager shall operate and manage the Retained Assets until the earlier of (A) the transfer of the Retained Assets to the Manager pursuant to the Conveyance or (B) the dissolution of the Manager pursuant to the Operating Agreement of the Manager.

          (ii) Until such time as the Retained Assets are conveyed to the Manager, Central shall continue to own and exercise ultimate control over the operation thereof. The Manager shall not, during the continuance of this Agreement, take any action inconsistent with the terms and provisions of this Agreement that would constitute (or fail to take any action inconsistent with the terms and provisions of this Agreement the effect of which failure would be to cause) (A) an impermissible change in control under the franchise or applicable state or local laws or regulations or (B) an impermissible transfer of a Federal Communications Commission ("FCC") license.

     2.   Duties of the Manager.  During the term of this Agreement, except as
          ---------------------
set forth in Section 1, this Section 2 or Section 3, the Manager shall have all requisite authority to manage the day-to-day operations of the Retained Assets for the benefit of Central. During the term of this Agreement, the Manager agrees:

          (a) to be responsible for the negotiation, consummation and performance of any and all agreements, leases, contracts, documents and other instruments reasonably necessary or convenient for the management and operation of the Retained Assets;

          (b) to supervise the collection of income and other amounts and the payment of expenses (including but not limited to franchise fees) relating to the Retained Assets and enforce the rights of Central as a creditor under any contract in connection with the rendering of any service with respect to the Retained Assets to the same extent as the Manager would enforce its own rights as a creditor;

          (c) to implement and maintain such accounting and administrative records, procedures and reports as shall be reasonably necessary to operate the Retained Assets;

          (d) to purchase liability and other insurance reasonably necessary to protect the Retained Assets and usual and customary for comparable businesses; to name Central as an additional insured with respect to each such insurance policy;

          (e) to be responsible for all personnel matters, and to provide, manage and train all employees and other personnel reasonably necessary to operate the Retained Assets;

          (f) to prepare status reports, financial reports and cash disbursements reports relating to the operation of the Retained Assets;

          (g) to keep, in the name and for the account of Central, full and adequate books of account and other records reflecting the results of operation of the Retained Assets on an accrual basis, in accordance with generally accepted accounting principles;


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          (h) to prepare annual tax reports necessary for the operation of the
Retained Assets (other than Federal, state and local income tax returns relating to Central), to prepare, as necessary, any reports and other documents required to be filed with governmental and regulatory agencies (other than with respect to income tax matters with respect to the operation of the Retained Assets), and act as liaison with Federal, state and local governmental and regulatory officials with respect thereto, and to provide Central on a timely basis all information necessary to prepare its Federal, state and local income tax returns;

          (i) to pay all expenditures incurred by the Manager in the ordinary course of operating the Retained Assets;

          (j) to pay all expenses of the Retained Assets, including, but not limited to, payroll and all other taxes;

          (k) to make all capital expenditures reasonably appropriate or necessary to maintain operation of the Retained Assets as currently operated;

          (l) to manage and operate the Retained Assets in compliance in all material respects with applicable law, including, not limited to, the Communications Act of 1934, as amended, and all rules and regulations promulgated thereunder, all applicable franchise requirements and all other agreements relating to the Retained Assets;

          (m) to operate and manage the Retained Assets with the same level of care as it operates cable television systems owned by the Manager.

     3.   Obligations of Central.  Notwithstanding anything in Section 1 or 2
          ----------------------
hereof to the contrary (a) during the term of this Agreement, Central shall be responsible for decisions affecting the operations of the Retained Assets, including the matters referred to in Sections 1 and 2 (and including particularly all financial and personnel matters), to the extent Central must continue to be responsible for any such decisions under any agreement, including any and all franchise agreements relating to the Retained Assets, or applicable law, and (b) Central shall be entitled to control any tax investigation or audit relating in any way to the Retained Assets to the extent it could affect any taxes payable by Central for periods prior to the Closing.

     4.   Compensation of the Manager.  For its services pursuant to this
          ---------------------------
Agreement, the Manager shall be entitled from and after the Closing to all revenues attributable to the operations of the Retained Assets (the "Retained Assets Revenue") for the period commencing at the Closing through the date that the Manager ceases its operation and management of the Retained Assets in accordance with Section 1 (b) (i) hereof (or such later date as the parties may agree).

     5.   No Contributions by Central.  During the term of this Agreement,
          ---------------------------
Central shall not be obligated to contribute any capital to or make any funds available for the operation of or the obligations or liabilities relating to the Retained Assets and the Manager shall be solely responsible for all expenses and expenditures thereof. Without limiting the generality of the foregoing, Central will not be responsible for any compensation payable to the Manager; such compensation shall be


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payable solely out of the Retained Assets Revenue as provided in Section 4 above. Nothing in this Agreement shall require the Manager to make any payments for indebtedness of Central in respect of any Retained Assets.

     6.   Term of Agreement; Effect of Termination.  This Agreement shall
          ----------------------------------------
continue in full force and effect until the date that the Manager ceases its operation and management of the Retained Assets in accordance with Section l(b)
(i) hereof. Central shall pay to the Manager within 10 days of termination of this Agreement all amounts due under Section 4 for months ended prior to the date of termination and a prorated portion, based on days elapsed prior to termination in the month of termination, of all amounts due under Section 4 for the month including the date of termination. To the extent that any amount relating to the period prior to termination which would thereafter have become due under Section 4 had this Agreement not been terminated, such amount shall be paid to the Manager on the date it would have been paid had this Agreement not been terminated.

     7.   Independent Contractor.  The Manager and Central are not partners or
          ----------------------
joint venturers with each other with respect to the Retained Assets and nothing herein shall be construed so as to make them such partners or joint venturers. In fulfilling their obligations hereunder, the parties shall be independent contractors with respect to one another and not the agent of the other for any purpose.

     8.   Non-Assignability of Agreement.  Neither party shall have the right to
          ------------------------------
assign this Agreement.

     9.   Waiver.  No waiver of any term, provision, or condition of this
          ------
Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further and continuing waiver of any such term, provision or condition, but any party hereto may waive its rights in any particular instance by a written instrument of waiver.

     10.  Entire Agreement.  This Agreement, together with the Contribution
          ----------------
Agreement, represents the entire understanding of the parties hereto with respect to the subject matter hereof, and may not be modified or amended, except by a written instrument executed by each of the parties hereto designating specifically the terms and provisions so modified and amended.

     11.  Choice of Law.  The internal laws of the State of New York shall
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govern this Agreement and the construction of any of its terms.

     12.  Counterparts.  This Agreement may be signed in one or more
          ------------
counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     13.  Notices.  Any notice, demand or request required or permitted to be
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given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly given and received (i) when delivered if delivered by hand or by facsimile transmission or telex (with automatic machine confirmation) and (ii) three business days after mailing if mailed by a nationally recognized courier service or registered or certified mail, postage prepaid and return receipt requested, to the parties at the following addresses (or to such other address as any party may request in a notice

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delivered in accordance with this Section 13 to the other parties hereto, provided that notices of a change of address shall be effective only upon receipt thereof):

To Central:
                        c/o Coaxial Communications
                        5111 Ocean Boulevard
                        Suite C
                        Sarasota, Florida 34242
                        Attention:  Dennis McGillicuddy
                        Telecopier: 941-346-2788

With copy to:
                        Dow, Lohnes & Albertson, PLLC
                        1200 New Hampshire Avenue, N.W.
                        Suite 800
                        Washington, D.C. 20036-6802
                        Attention:  David Wild, Esq.
                        Telecopier: 202-776-2222

To Manager:
                        c/o Insight Communications, Inc.
                        126 East 56/th/ Street
                        New York, New York 10022
                        Attention:  Michael S. Willner
                        Telecopier: 212-371-1549

With copy to:
                        Cooperman Levitt Winikoff Lester & Newman, P.C. 800 Third Avenue
                        New York, New York 10022
                        Attention:   Robert Winikoff, Esq.
                        Telecopier:   (212) 755-2839


     14.  Headings.  The heading references herein are for convenience purposes
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only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

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

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth above.


                       COAXIAL COMMUNICATIONS OF CENTRAL OHIO, INC.


                       By:    /s/
                              -------------------------------
                       Its:   Chairman
                              -------------------------------

                       INSIGHT COMMUNICATIONS OF CENTRAL OHIO, LLC
                         By:  Insight Holdings of Ohio, LLC, its Manager
                         By: Insight Communications Company, L.P., its Member
                          By: ICC Associates, L.P., its general partner
                           By: Insight Communications, Inc., its general partner



                         By: /s/
                            ---------------------------------
                         Its:
                              -------------------------------
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                                  SCHEDULE A


1.      Gahanna - effective September 9, 1998
2.      Lockbourne
3.      Madison Township
4.      Reynoldsburg - effective August 27, 1998
5.      Westerville
6.      Lockbourne Lodge
7.      NACC/Columbus and New Albany
8.      Steepchase Village - effective September 17, 1998

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